UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 30, 2007

CHARMING SHOPPES, INC.
(Exact name of registrant as specified in its charter)

PENNSYLVANIA	000-07258	23-1721355
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

450 WINKS LANE, BENSALEM, PA	19020
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (215) 245-9100

NOT APPLICABLE
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

On April 30, 2007, Charming Shoppes, Inc. (the “Company”) issued $250,000,000 aggregate principal amount of senior convertible notes due 2014 (the “Notes”). The Notes were issued pursuant to an indenture (the “Indenture”), dated as of April 30, 2007, between the Company and Wells Fargo Bank, National Association, as trustee. The Notes are senior unsecured obligations of the Company, will pay interest semiannually at a rate of 1.125% per annum and mature on May 1, 2014.

Holders of the Notes may convert their notes based on an initial conversion rate of 65.0233 shares per $1,000 principal amount of notes (equal to an initial conversion price of approximately $15.38 per share) only under the following circumstances: (1) during specified periods, if the price of the Company’s common stock reaches specified thresholds; (2) if the trading price of the Notes is below a specified threshold; (3) at any time after November 15, 2013, or (4) upon the occurrence of certain corporate transactions. The initial conversion rate will be adjusted for certain events. The Company presently intends to satisfy any conversion of the Notes with cash up to the principal amount of the Notes and, with respect to any excess conversion value, with shares of the Company’s common stock. However, the Company does have the option, at any time before November 15, 2013, to irrevocably elect to satisfy its conversion obligations entirely in shares of its common stock.

The Notes will not be redeemable at the Company’s option. Holders of the Notes will not have the right to require the Company to repurchase their Notes prior to maturity except in connection with the occurrence of certain fundamental change transactions. The Notes may be accelerated upon an event of default as described in the Indenture and will be accelerated upon bankruptcy, insolvency, appointment of a receiver, and similar events with respect to the Company.

In connection with the issuance of the Notes, on April 30, 2007, the Company entered into a registration rights agreement with Banc of America Securities LLC and J.P. Morgan Securities Inc., as representatives for the initial purchasers (the “Registration Rights Agreement”). Pursuant to the Registration Rights Agreement, the Company agreed to file a shelf registration statement with the Securities and Exchange Commission covering resales of the Notes and the shares of the Company’s common stock issuable upon conversion of the Notes within 120 days after issuance of the Notes. The Company also agreed to use its reasonable efforts to cause the shelf registration statement to become effective under the Securities Act of 1933, as amended (the “Securities Act”), no later than 210 days after issuance of the Notes.

As previously reported on Form 8-K, the Company entered into certain convertible note hedge and warrant transactions in connection with the issuance of the Notes.

The summary of each of the Indenture, the Notes, and the Registration Rights Agreement is qualified in its entirety by reference to the text of the documents, which are included as exhibits hereto and are incorporated herein.

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information included in Item 1.01 above regarding the Indenture is incorporated by reference into this Item 2.03.

Item 3.02 Unregistered Sales of Equity Securities.

The information included in Item 1.01 above regarding the Indenture is incorporated by reference into this Item 2.03.

The Company offered and sold the Notes to the initial purchasers in reliance upon the exemption from registration provided by Section 4(2) of the Securities Act. The initial purchasers then sold the Notes to qualified institutional buyers in accordance with Rule 144A under the Securities Act. The Notes and the Company’s common stock issuable upon conversion of the Notes have not been registered under the Securities Act or any other applicable securities laws, and unless so registered, may not be offered or sold in the United States except pursuant to an exemption from the registration requirements of the Securities Act.

Item 8.01 Other Events.

On April 30, 2007, the Company issued a press release announcing the closing of its offering of the Notes. A copy of the press release is included as Exhibit 99.1 hereto and is incorporated herein by reference.

This announcement does not constitute an offer to sell or the solicitation of an offer to buy any securities. The Notes and the Company’s common stock issuable upon conversion of the Notes have not been registered under the Securities Act or any other applicable securities laws, and unless so registered, may not be offered or sold in the United States except pursuant to an exemption from the registration requirements of the Securities Act.

Also on April 30, 2007, the Company issued a press release announcing that it has called for redemption on June 4, 2007 all of its $150 million principal amount 4.75% Senior Convertible Notes due 2012. A copy of the press release is included as Exhibit 99.2 hereto and is incorporated herein by reference.

Item 9.01. Financial Statements Exhibits.

(d) Exhibits

Exhibit No.	Description
4.1	Indenture between the Company and Wells Fargo Bank, National Association, dated as of April 30, 2007
4.2	Form of 1.125% Senior Convertible Note due 2012 (included in Exhibit 4.1)
10.1	Registration Rights Agreement among the Company and Banc of America Securities LLC and J.P. Morgan Securities Inc., dated as of April 30, 2007
99.1	Press Release dated April 30, 2007 announcing the closing of the Notes offering
99.2	Press Release dated April 30, 2007 announcing the call for redemption of the 4.75% Senior Convertible Notes due 2012

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CHARMING SHOPPES, INC.
(Registrant)

Date: May 1, 2007	/S/ ERIC M. SPECTER
Eric M. Specter
Executive Vice President
Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description
4.1	Indenture between the Company and Wells Fargo Bank, National Association, dated as of April 30, 2007
4.2	Form of 1.125% Senior Convertible Note due 2012 (included in Exhibit 4.1)
10.1	Registration Rights Agreement among the Company and Banc of America Securities LLC and J.P. Morgan Securities Inc., dated as of April 30, 2007
99.1	Press Release dated April 30, 2007 announcing the closing of the Notes offering
99.2	Press Release dated April 30, 2007 announcing the call for redemption of the 4.75% Senior Convertible Notes due 2012

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